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Exhibit 11.1: Statement re: computation of per share earnings

Income per share calculations:

                                   (Dollars in thousands, except per share data)

                                                 1996        1995         1994
                                              ----------  -----------  ----------
Income (loss) from continuing operations      $      740  $    14,122  $   (4,650)
Discontinued operations                                        54,482       9,477
                                              ----------  -----------  ----------

Net income                                    $      740  $    68,604  $    4,827
                                              ==========  ===========  ==========

Weighted average number of shares outstanding        100          100         100
                                              ==========  ===========  ==========

Income (loss) per common share:
  Continuing operations                       $    7,400  $   141,220  $  (46,500)
  Discontinued operations                                     544,820      94,770
                                              ----------  -----------  ----------
  Net income                                  $    7,400  $   686,040      48,270
                                              ==========  ===========  ==========